For Additional Information Contact: Kevin Toomb Corporate Communications (704) 688-4452
FOR IMMEDIATE RELEASE
October 26, 2006
First Charter Elects John S. Poelker
To Board of Directors
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ: FCTR) today announced that John S. Poelker was elected to the corporation Board of Directors at the Board’s October 25th meeting. John Poelker is the President of The Poelker Consultancy, Inc. a financial services consulting company specializing in financial management, risk control, strategic planning, analysis of mergers and acquisitions, and profitability analysis.
“We are delighted to welcome John Poelker to the First Charter Board of Directors,” commented Bob James, President and CEO of First Charter. “His hands-on experience in the financial management of banks and other financial services companies brings an enormous benefit to our company.”
John Poelker started his career as an auditor and consultant at KPMG Peat Marwick (now KPMG LLP). He then went on to serve as the Chief Financial Officer (CFO) for several banks and financial services companies, including Mercantile Bancorp (St. Louis, MO), Citizens & Southern Corporation (Atlanta, GA), where he also was President of the company and BankAmerica Corporation (San Francisco, CA). In 1993 he became Chairman and CEO of Fleet Finance, Inc. (Atlanta, GA) a $2 Billion consumer finance subsidiary of Fleet Financial Group. His most recent positions were CFO at American General Finance, Inc. (Evansville, IN) from 1996 to 1997 and CFO at Old National Bancorp (Evansville, IN) from 1998 to 2005.
Mr. Poelker graduated from the University of Notre Dame in 1964 with a B.B.A. degree in Accounting. He is a graduate of the Stanford University Executive Program (1982) and also was a Certified Public Accountant. Mr. Poelker currently resides in Atlanta, GA.

Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.4 billion and is the holding company for First Charter Bank. First Charter operates 56 financial centers, four insurance offices, and 136 ATMs throughout North Carolina. First Charter also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, mortgages, and a full array of employee benefit programs.
For more information about First Charter, visit the Company’s Web site at www.FirstCharter.com or call 800-601-8471.

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